EXPENSE LIMITATION AGREEMENT

This agreement is made as of the 2nd day of February, 2000 by and between EXETER INSURANCE FUND, INC., a Maryland Corporation(the"Fund"), and MANNING & NAPIER
ADVISORS, INC., a New York Corporation (the "Advisor"), with respect to the following:

WHEREAS, the Advisor serves as the investment advisor to certain of the Fund's Portfolio's, as listed on Schedule A, pursuant to an Investment Advisory
Agreement  dated  December  13,  1995;  and

WHEREAS, the Fund and the Advisor desire to enter into a contractual fee waiver arrangement for a period beginning May 1, 2000 and ending on April 30, 2001.

NOW THERETOFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. The Advisor agrees to waive its fee and/or reimburse expenses so that each Portfolios' total annual fund operating expenses do not exceed the amounts listed on Schedule A for a period beginning on May 1, 2000 and ending on April 30, 2001.

2. Upon the termination of the Investment Advisory Agreement this Agreement shall automatically terminate.

3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.
[SEAL]


EXETERINSURANCE  FUND,  INC.
Attest:  /s/  Jodi  L.  Hedberg
by:  /s/  B.  Reuben  Auspitz
By:  B.  Reuben  Auspitz  Title:  President


MANNING  &  NAPIER  ADVISORS,  INC.

Attest:  /s/  Jodi  L.  Hedberg

by:  /s/  William  Manning
By:  William  Manning
Title:  President
                                   SCHEDULE A



Portfolio                                                            Expense Limitation
----------------------------------------------------------------------------------------

Moderate Growth Portfolio                                                    1.20%
Growth Portfolio                                                             1.20%
Maximum Horizon Portfolio                                                    1.20%